EXHIBIT 99.1

*CORRECTED*

Worthington Steel Reports Fourth Quarter Fiscal 2026 Results

COLUMBUS, Ohio – Worthington Steel, Inc. (NYSE: WS), a market-leading, value-added metals processing company, reported updated financial results for the fiscal 2026 fourth quarter ended May 31, 2026.

Fourth Quarter Highlights (all comparisons to the fourth quarter of fiscal 2025):

•
Net sales of $929.2 million increased 12% compared to $832.9 million.
•
Operating loss of $74.5 million compared to operating income of $66.4 million due primarily to non-cash impairments in the Electrical Steel reporting unit and acquisition related expenses in the fourth quarter of fiscal 2026.
•
Net loss attributable to controlling interest of $57.5 million compared to net earnings attributable to controlling interest of $55.7 million.
•
Net loss per diluted share attributable to controlling interest of $1.15 compared to net earnings per diluted share attributable to controlling interest of $1.10; adjusted net earnings per diluted share attributable to controlling interest of $0.75 compared to $1.05.
•
Adjusted EBIT of $54.3 million compared to $70.1 million.
•
In January 2026, the Company entered into a business combination agreement with Klöckner & Co SE (“Kloeckner”) and launched a voluntary public cash takeover offer for all outstanding Kloeckner shares at €11.00 per share. During the fourth quarter, shares representing a majority of Kloeckner’s outstanding share capital were tendered into the offer, satisfying the minimum acceptance threshold. On June 3, 2026, subsequent to the end of fiscal 2026, the Company completed settlement of the offer and its acquisition of a majority interest in Kloeckner, securing approximately 62% of Kloeckner’s outstanding shares following settlement (the “Kloeckner Acquisition”), representing a significant milestone toward eventual operating control and value capture.
•
Recognized as a John Deere Partner-level Supplier for the 14th consecutive year and received John Deere’s inaugural Community Engagement Award.
•
Named a Top Workplace in Columbus by Columbus CEO magazine, marking the 14th consecutive year the Company has earned this recognition.
•
Declared a quarterly dividend of $0.16 per share payable on September 29, 2026, to shareholders of record at the close of business on September 15, 2026.

“Worthington Steel closed fiscal 2026 with continued progress against our long-term strategy,” said Geoff Gilmore, president and chief executive officer. “Fourth quarter results reflected solid execution in a mixed market with tighter year-over-year value-added spreads, which are beginning to normalize. Higher net sales were supported by growth in our direct business and continued focus on value-added solutions for customers. The completion of the Kloeckner transaction shortly after year-end marks the largest acquisition in our history and a defining step in building a stronger, more diversified metals processing platform. As we move forward, our priorities remain clear: safety, customer service, operational discipline, integration readiness and strong returns for shareholders.”

Financial highlights for the fiscal 2026 periods and the comparative periods are as follows:

(In millions, except volume)

	4Q 2026	4Q 2025	FY 2026	FY 2025
Volume (tons)	938,589	982,180	3,586,817	3,793,752

Net sales	$929.2	$832.9	$3,443.8	$3,093.3
Operating income (loss)	(74.5)	66.4	(1.4)	147.0
Net earnings (loss) attributable to controlling interest	(57.5)	55.7	8.5	110.7
Adjusted EBIT (Non-GAAP)(1)	54.3	70.1	161.1	149.1
Equity in net income of unconsolidated affiliate	3.6	4.0	20.3	4.4

(Per diluted share amounts, after-tax)

	4Q 2026	4Q 2025	FY 2026	FY 2025
Net earnings (loss) per diluted share attributable to controlling interest	$(1.15)	$1.10	$0.17	$2.19
Impairment of goodwill, long-lived, and other assets	1.47	-	1.50	0.07
Restructuring and other (income) expense, net	-	0.01	(0.07)	0.02
Kloeckner purchase derivative	0.17	-	0.04	-
Kloeckner acquisition-related expenses	0.23	-	0.54	-
Kloeckner securities investment income, net	(0.24)	-	(0.24)	-
Bridge nonrevolving loan commitment costs	0.26	-	0.26	-
Pension adjustments	(0.01)	-	(0.01)	(0.04)
Sitem Group acquisition completion bonus payment	-	-	0.03	-
Gain on Sitem Group purchase derivative	-	(0.06)	-	(0.06)
Deferred tax asset adjustment	-	-	0.02	-
Gain on land sale	-	-	-	(0.02)
Impact of dilutive shares(2)	0.02	-	-	-
Adjusted net earnings per diluted share attributable to controlling interest (Non-GAAP)(1)	$0.75	$1.05	$2.24	$2.16

(1)
Results in both the current year period and prior year period were impacted by certain items, as further discussed and reconciled to the most directly comparable GAAP financial measure in the Non-GAAP Financial Measures / Supplemental Data section later in this release.
(2)
For the fourth quarter of fiscal 2026, net loss per diluted share attributable to controlling interest was based on weighted average diluted shares outstanding of 49.9 million, which excluded non-qualified stock options and restricted common share awards, as the effect would be anti-dilutive. The calculation of adjusted net earnings per diluted share attributable to controlling interest (Non-GAAP) was based on weighted average diluted shares outstanding of 50.9 million, as non-qualified stock options and restricted common share awards are dilutive for adjusted net earnings per diluted share attributable to controlling interest (Non-GAAP).

Quarterly Results

Net sales for the fourth quarter of fiscal 2026 were $929.2 million, an increase of $96.3 million, or 12%, compared to the prior year quarter. This increase was driven primarily by higher direct volumes, including the $47.6 million impact of the addition of Sitem Group and, to a lesser extent, higher average direct selling prices. Direct tons sold increased by 3%, with legacy business, excluding Sitem Group, increasing 1% and the remaining increase due to the addition of Sitem Group. Direct selling prices, excluding the impact of Sitem Group, increased 5% in the fourth quarter of fiscal 2026 compared to the prior year quarter. Toll processing sales decreased $1.9 million, or 6%, in the fourth quarter of fiscal 2026 compared to the prior year quarter. Toll volumes decreased 15% in the fourth quarter of fiscal 2026 compared to the prior year quarter. The decrease in toll volumes was due to a combination of closing the Cleveland-area Worthington Samuel Coil Processing (“WSCP”) facility in May 2025 as well as softening demand from mill customers. Toll selling prices increased 11% in the fourth quarter of fiscal 2026 compared to the prior year quarter, primarily due to higher value-added mix within toll processing. The mix of direct tons versus toll tons processed was 65% to 35% in the fourth quarter of fiscal 2026 compared to 60% to 40% in the prior year quarter.

Gross margin in the fourth quarter of fiscal 2026 was $118.8 million, a decrease of $8.2 million compared to the prior year quarter. The decrease was primarily driven by lower direct spreads (calculated as sales less material costs) and lower toll spreads, partially offset by a $3.1 million favorable impact from Sitem Group. Direct spreads decreased by $6.6 million primarily due to a $6.1 million unfavorable change from an estimated $20.8 million inventory holding gain in the prior year quarter to an estimated $14.7 million inventory holding gain in the fourth quarter of fiscal 2026. Additionally, value-added market spread compression negatively impacted direct spreads by $2.6 million compared to the prior year. These headwinds were partially offset by $2.1 million spread impact of higher direct volumes, notably in automotive. Toll spreads, down $2.4 million, were negatively impacted by $4.0 million due to lower volumes, partially offset by $1.6 million due to a favorable change in toll price due to mix.

Operating loss in the fourth quarter of fiscal 2026 was $74.5 million, a decrease of $140.9 million compared to the prior year quarter. The decrease was driven primarily by $112.2 million of goodwill, long-lived, and other asset impairment charges, a $22.2 million increase in selling, general and administrative (“SG&A”) expense, and a $8.2 million decrease in gross margin, partially offset by a $1.7 million favorable change in restructuring and other (income), expense, net. During the fourth quarter of fiscal 2026, the Company recognized $112.2 million of impairments related to goodwill and long-lived assets within the Electrical Steel reporting unit. The impairments resulted from weakened demand in certain end markets, particularly industrial motors in both Europe and the United States, due to increased foreign competition, and in automotive, some delayed program launches. The $22.2 million increase in SG&A expense, which included $4.2 million related to Sitem Group, was primarily attributable to $15.5 million of professional fees related to the Kloeckner Acquisition, and to a lesser extent, an increase in compensation and benefits expenses of $2.5 million. During the fourth quarter of fiscal 2025, the Company recognized restructuring expenses of $1.7 million due to the previously announced plans to combine WSCP’s toll processing manufacturing facility in Cleveland, Ohio into its existing manufacturing facility in Twinsburg, Ohio, as well as the severance expense associated with the TWB Company’s (“TWB”) voluntary retirement program.

Net loss attributable to controlling interest of $57.5 million in the fourth quarter of fiscal 2026 compares to net earnings attributable to controlling interest of $55.7 million in the prior year quarter. Net loss per diluted share attributable to controlling interest of $1.15 per diluted share for its fiscal 2026 fourth quarter compares to net earnings per diluted share attributable to controlling interest of $1.10 in the prior year quarter.

Adjusted net earnings attributable to controlling interest of $38.3 million in the fourth quarter of fiscal 2026 compares to $53.4 million in the prior year quarter. Adjusted net earnings per diluted share attributable to controlling interest of $0.75 compares to $1.05 in the prior year quarter. The fourth quarter of fiscal 2026 adjusted results exclude a $74.7 million after-tax impairment of goodwill and long-lived assets, or $1.47 per diluted share, an $8.7 million unrealized after-tax loss on a Kloeckner purchase derivative, or $0.17 per diluted share, an $11.8 million after-tax Kloeckner acquisition-related expenses adjustment, or $0.23 per diluted share, a $12.2 million after-tax gain due to net investment income on Kloeckner securities held, or $0.24 per diluted share, a $13.5 million after-tax adjustment due to the expense related to the bridge nonrevolving loan commitment costs associated with the Kloeckner Acquisition, or $0.26 per diluted share, and $0.7 million after-tax pension adjustments, or $0.01 per diluted share. In addition, the impact of $0.02 per dilutive share was excluded in calculating the Company’s fourth quarter fiscal 2026 adjusted net earnings per diluted share attributable to controlling interest as this reflects the effect of these potentially dilutive shares that would otherwise be anti-dilutive on the net loss attributable to controlling interest. The prior year quarter adjusted results exclude a $3.0 million after-tax gain on the Sitem Group purchase price derivative, or $0.06 per diluted share, and $0.7 million after-tax restructuring and other expense, net, or $0.01 per diluted share. For additional information on non-GAAP financial measures, see the Non-GAAP Financial Measures / Supplemental Data section later in this release.

Certain amounts disclosed within the Company’s quarterly results have been adjusted to conform to the current presentation due to the update to estimated tax rates on Non-GAAP adjustments in fiscal 2026. The adjustments had an immaterial impact to the presented results.

Balance Sheet, Cash Flow and Capital Allocation

As of May 31, 2026, the Company had cash and cash equivalents of $84.6 million. During the fourth quarter of fiscal 2026, net cash provided by operating activities was $44.9 million compared to $53.9 million in the prior year quarter. Investment in property, plant and equipment during the fourth quarter of fiscal 2026 was $37.1 million compared to $45.5 million in the prior year quarter. The Company generated free cash flow (as defined in the Non-GAAP Financial Measures / Supplemental Data section later in this release) of $7.8 million in the fourth quarter of fiscal 2026 compared to $8.4 million in the prior year quarter.

The Company ended the fourth quarter of fiscal 2026 with debt of $256.8 million and $84.6 million in cash and cash equivalents, resulting in a net debt (as defined in the Non-GAAP Financial Measures / Supplemental Data section later in this release) position of $172.2 million.

The Company’s board of directors declared a quarterly dividend of $0.16 per common share. The dividend is payable on September 29, 2026, to shareholders of record at the close of business on September 15, 2026.

About Worthington Steel

Worthington Steel (NYSE:WS) is a metals processor that partners with customers to deliver highly technical and customized solutions. Worthington Steel’s expertise in carbon flat-roll steel processing, electrical steel laminations and tailor welded solutions is driving steel toward a more sustainable future.

As one of the most trusted metals processors in North America, Worthington Steel and its approximately 6,000 employees harness the power of steel to advance our customers’ visions through value-added processing capabilities including galvanizing, pickling, configured blanking, specialty cold reduction, lightweighting and electrical lamination. Headquartered in Columbus, Ohio, Worthington Steel operates 37 facilities in seven states and 10 countries. Following a people-first Philosophy, commitment to sustainability and proven business system, Worthington Steel’s purpose is to generate positive returns by providing trusted and innovative solutions for customers, creating opportunities for employees and strengthening its communities.

Safe Harbor Statement

Selected statements contained in this release constitute “forward-looking statements,” as that term is used in the Private Securities Litigation Reform Act of 1995 (the “Act”). The Company wishes to take advantage of the safe harbor provisions included in the Act. Forward-looking statements reflect the Company’s current expectations, estimates or projections concerning future results or events. These statements are often identified by the use of forward-looking words or phrases such as “believe,” “anticipate,” “may,” “could,” “should,” “would,” “intend,” “plan,” “will,” “likely,” “expect,” “estimate,” “project,” “position,” “strategy,” “target,” “aim,” “seek,” “foresee” and similar words or phrases. These forward-looking statements include, without limitation, statements relating to: future or expected cash positions, liquidity and ability to access financial markets and capital; outlook, strategy or business plans; the anticipated benefits of the Company’s separation from Worthington Enterprises, Inc. (the “Separation”); the expected financial and operational performance of, and future opportunities for, the Company following the Separation; the tax treatment of the Separation transaction; the leadership of the Company following the Separation; future or expected growth, growth potential, forward momentum, performance, competitive position, sales, volumes, cash flows, earnings, margins, balance sheet strengths, debt, financial condition or other financial measures; pricing trends for raw materials and finished goods and the impact of pricing changes; the ability to improve or maintain margins; expected demand or demand trends for the Company or its markets; additions to product lines and opportunities to participate in new markets; expected benefits from transformation and innovation efforts; the ability to improve performance and competitive position at the Company’s operations; anticipated working capital needs, capital expenditures and asset sales; anticipated improvements and efficiencies in costs, operations, sales, inventory management, sourcing and the supply chain and the results thereof; projected profitability potential; the ability to make acquisitions and the projected timing, results, benefits, costs, charges and expenditures related to acquisitions, joint ventures, headcount reductions and facility dispositions, shutdowns and consolidations; the Company’s plans, objectives, expectations and intentions related to the Kloeckner Acquisition and the benefits of the Kloeckner Acquisition; the expected outcomes of the Kloeckner Acquisition, including estimated cost, operations and commercial synergies and the timeline to realize such synergies; the impact of the Kloeckner Acquisition on the Company’s earnings; the Company’s expected pro forma net leverage ratio following the transaction and net leverage ratio goals following the transaction; the expected timeline for completing the Kloeckner Acquisition; projected capacity and the alignment of operations with demand; the ability to operate profitably and generate cash in down markets; the ability to capture and maintain market share and to develop or take advantage of future opportunities, customer initiatives, new businesses, new products and new markets; expectations for Company and customer inventories, jobs and orders; expectations for the economy and markets or improvements therein; expectations for generating improving and sustainable earnings, earnings potential, margins or shareholder value; effects of judicial rulings, laws and regulations; anticipated improvements in business and efficiencies to be gained from the use of artificial intelligence and machine learning (“AI”) and other technologies; effects of cybersecurity breaches and other disruptions to information technology infrastructure; effects of public health emergencies and the various responses of governmental and nongovernmental authorities thereto on economies and markets, and on our customers, counterparties, employees and third-party service providers; and other non-historical matters.

Because they are based on beliefs, estimates and assumptions, forward-looking statements are inherently subject to risks and uncertainties that could cause actual results to differ materially from those projected. Any number of factors could affect actual results, including, without limitation, those that follow: our ability to successfully realize the anticipated benefits of the Separation; the effect of conditions in national and worldwide financial markets, including inflation, increases in interest rates, and economic recession, and with respect to the ability of financial institutions to provide capital; the risks, uncertainties and impacts related to public health emergencies – the duration, extent and severity of which are impossible to predict, and actions taken by governmental authorities or others in connection therewith; changing commodity prices and/or supply; product demand and pricing; changes in product mix, product substitution and market acceptance of the Company’s products; volatility or fluctuations in the pricing, quality or availability of raw materials (particularly steel), supplies, transportation, utilities, energy, labor and other items required by operations (especially in light of ongoing global geopolitical and military conflicts); effects of sourcing and supply chain constraints, including interruptions in deliveries of raw materials and supplies or the loss of key supplier relationships; the outcome of adverse claims experience with respect to workers’ compensation, product recalls or product liability, casualty events or other matters; effects of critical equipment failures, facility closures and the consolidation of operations; the effect of financial difficulties, consolidation and other changes within the steel, automotive, construction, and other industries in which the Company participates; failure to maintain appropriate levels of inventories; financial difficulties (including bankruptcy filings) of original equipment manufacturers, end-users and customers, suppliers, joint venture partners and others with whom the Company does business; the ability to realize targeted expense reductions from headcount reductions, facility closures and other cost reduction efforts; the ability to realize cost savings and operational, sales and sourcing improvements and efficiencies, and other expected benefits from transformation initiatives, on a timely basis; the overall success of, and the ability to integrate, newly acquired businesses and joint ventures, maintain and develop their customers, and achieve synergies and other expected benefits and cost savings therefrom; the Company’s ability to establish day-to-day control over Kloeckner’s operations after the closing of the Kloeckner Acquisition on a timely basis or at all; the effects of the Kloeckner Acquisition on the Company’s and Kloeckner’s operations, including on the Company’s future financial condition and performance, operating results, strategy and plans, including anticipated tax treatment, unforeseen liabilities, future capital expenditures, revenues, expenses, earnings, synergies, economic performance, indebtedness, losses, future prospects, and business and management strategies for the management, expansion and growth of the Company’s operations; the impact of the consummation of the Kloeckner Acquisition on relationships with customers, suppliers and other third parties; the Company’s ability to achieve the anticipated cost synergies or accretion to earnings per share; the ability to realize expected benefits of strategically deployed capital expenditures; capacity levels and efficiencies, within facilities, within major product markets and within the industries in which the Company participates as a whole; the effect of disruption in the business of suppliers, customers, facilities and shipping operations due to adverse weather, casualty events, equipment breakdowns, labor shortages, interruption in utility services, civil unrest, international conflicts (especially in light of ongoing global geopolitical and military conflicts), terrorist activities or other causes; changes in customer demand, inventories, spending patterns, product choices, and supplier choices; risks associated with doing business internationally, including economic, political and social instability (especially in light of ongoing global geopolitical and military conflicts), foreign currency exchange rate exposure and the acceptance of the Company’s products in global markets; the effect of national, regional and global economic conditions generally and within major product markets, including significant economic disruptions from public health emergencies, the actions taken in connection therewith and the implementation of related fiscal stimulus packages; the impact of tariffs, the adoption of trade restrictions affecting the Company’s products, suppliers or customers, a U.S. withdrawal from or significant renegotiation of trade agreements, the occurrence of trade wars, the closing of border crossings, and other changes in trade regulations or relationships; the ability to improve and maintain processes and business practices to keep pace with the economic, competitive and technological environment; the effect of inflation, interest rate increases and economic recession, which may negatively impact the Company’s operations and financial results; deviation of actual results from estimates and/or assumptions used by the Company in the application of its significant accounting policies; impairment of the recorded value of inventory, equity investments, fixed assets, goodwill and other assets; competitive pressure on sales and pricing, including pressure from imports and substitute materials; the level of imports and import prices in the Company’s markets and the foreign currency exchange rate exposure; the impact of environmental laws and regulations or the actions of the United States Environmental Protection Agency or similar regulators which increase costs or limit the Company’s ability to use or sell certain products; the impact of increasing environmental, greenhouse gas emission and sustainability regulations; the impact of judicial rulings and governmental regulations, both in the United States and abroad, including those adopted by the U.S Securities and Exchange Commission (“SEC”) and other governmental agencies; the effect of healthcare laws in the United States and potential changes for such laws, which may increase the Company’s healthcare and other costs and negatively impact the Company’s operations and financial results; the effect of tax laws in the United States and potential changes for such laws, which may increase the Company's costs and negatively impact its operations and financial results; the operational, data privacy, security, regulatory and legal risks associated with the Company’s reliance on AI technologies as well as its inability to stay abreast of technological advancements and its dependence on third parties who rely on AI technologies; cybersecurity risks; the effects of privacy and information security laws and standards; the cyclical nature of the steel industry; the Company’s safety performance; the effects of competition and price pressures from competitors; risks associated with the Kloeckner Acquisition; and other risks described from time to time in the Company’s filings with the SEC, including those described in “Part I – Item 1A. – Risk Factors” of the Company’s Annual Report on Form 10-K for the fiscal year ended May 31, 2025 and in our subsequent filings with the SEC.

Forward-looking statements should be construed in the light of such risks. The Company notes these factors for investors as contemplated by the Act. It is impossible to predict or identify all potential risk factors. Consequently, you should not consider the foregoing list to be a complete set of all potential risks and uncertainties. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date made. The Company does not undertake, and hereby disclaims, any obligation to update any forward-looking statements, whether as a result of new information, future developments or otherwise, except as required by applicable law.

WORTHINGTON STEEL, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
(In millions, except per share amounts)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	May 31,		May 31,
	2026	2025	2026	2025
Net sales	$929.2	$832.9	$3,443.8	$3,093.3
Cost of goods sold	810.4	705.9	3,040.5	2,704.7
Gross margin	118.8	127.0	403.3	388.6
Selling, general and administrative expense	81.1	58.9	297.4	231.6
Impairment of goodwill	53.8	-	53.8	-
Impairment of long-lived and other assets	58.4	-	60.5	7.4
Restructuring and other (income) expense, net	-	1.7	(7.0)	2.6
Operating income (loss)	(74.5)	66.4	(1.4)	147.0
Other income (expense):
Miscellaneous income, net	6.7	5.7	16.6	3.8
Interest expense, net	(20.7)	(1.0)	(28.4)	(7.1)
Equity in net income of unconsolidated affiliate	3.6	4.0	20.3	4.4
Earnings (loss) before income taxes	(84.9)	75.1	7.1	148.1
Income tax expense (benefit)	(1.1)	16.2	20.0	28.8
Net earnings (loss)	(83.8)	58.9	(12.9)	119.3
Net earnings (loss) attributable to noncontrolling interests	(26.3)	3.2	(21.4)	8.6
Net earnings (loss) attributable to controlling interest	$(57.5)	$55.7	$8.5	$110.7

Basic
Weighted average common shares outstanding	49.9	49.5	49.8	49.5
Earnings (loss) per share attributable to controlling interest	$(1.15)	$1.13	$0.17	$2.24

Diluted
Weighted average common shares outstanding	49.9	50.5	50.8	50.5
Earnings (loss) per share attributable to controlling interest	$(1.15)	$1.10	$0.17	$2.19

Common shares outstanding at end of period	49.9	49.5	49.9	49.5

Cash dividends declared per share	$0.16	$0.16	$0.64	$0.64

WORTHINGTON STEEL, INC.
CONSOLIDATED BALANCE SHEETS
(In millions, except share amounts)

(Unaudited)

	May 31,	May 31,
	2026	2025
Assets
Current assets:
Cash and cash equivalents	$84.6	$38.0
Restricted cash	-	54.9
Receivables, less allowances of $1.1 and $3.8, respectively	496.2	438.7
Inventories
Raw materials	168.5	179.4
Work in process	145.9	165.6
Finished products	101.3	77.0
Total inventories	415.7	422.0
Income taxes receivable	14.3	0.1
Assets held for sale	9.1	11.5
Prepaid expenses and other current assets	110.0	83.3
Total current assets	1,129.9	1,048.5
Investment in unconsolidated affiliate	123.4	126.6
Operating lease right-of-use assets	77.8	72.6
Finance lease right-of-use assets, net of accumulated amortization of $4.4 and $–, respectively	7.5	-
Goodwill	44.5	79.6
Other intangible assets, net of accumulated amortization of $65.9 and $50.3, respectively	77.3	67.9
Deferred income taxes	12.7	11.4
Equity securities	122.2	-
Other assets	7.8	7.0
Property, plant and equipment:
Land	57.2	38.6
Buildings and improvements	272.5	190.4
Machinery and equipment	1,065.0	942.6
Construction in progress	105.9	132.7
Total property, plant and equipment	1,500.6	1,304.3
Less: accumulated depreciation	851.3	756.1
Total property, plant and equipment, net	649.3	548.2
Total assets	$2,252.4	$1,961.8

WORTHINGTON STEEL, INC.
CONSOLIDATED BALANCE SHEETS
(In millions, except share amounts)

(Unaudited)

	May 31,	May 31,
	2026	2025
Liabilities, mezzanine equity, and equity
Current liabilities:
Accounts payable	$424.0	$402.5
Short-term borrowings	185.4	149.2
Accrued compensation, contributions to employee benefit plans and related taxes	60.0	43.0
Dividends payable	9.2	9.3
Other accrued items	56.2	15.3
Current operating lease liabilities	10.4	7.7
Current finance lease liabilities	2.9	-
Income taxes payable	0.7	4.5
Current maturities of long-term debt	27.0	-
Total current liabilities	775.8	631.5
Other liabilities	51.5	32.8
Long-term debt	44.4	2.3
Noncurrent operating lease liabilities	78.7	68.7
Noncurrent finance lease liabilities	5.5	-
Deferred income taxes	33.6	28.6
Total liabilities	989.5	763.9

Mezzanine equity:
Redeemable noncontrolling interest	65.3	-
Total mezzanine equity	65.3	-

Shareholders’ equity - controlling interest:
Preferred shares, without par value; authorized – 1,000,000 shares; no shares issued or outstanding	-	-
Common shares, without par value; authorized – 150,000,000 shares; issued
and outstanding 49,920,298 shares and 49,548,895 shares, respectively	-	-
Additional Paid-in Capital	919.4	913.9
Retained Earnings	140.0	164.2
Accumulated other comprehensive income (loss), net of taxes of $(2.3) and $(2.0), respectively	3.9	(4.0)
Total Shareholders’ equity – controlling interest	1,063.3	1,074.1
Noncontrolling interests	134.3	123.8
Total equity	1,197.6	1,197.9
Total liabilities, mezzanine equity, and equity	$2,252.4	$1,961.8

WORTHINGTON STEEL, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)

(Unaudited)

	Twelve Months Ended
	May 31,
	2026	2025
Operating activities:
Net earnings (loss)	$(12.9)	$119.3
Adjustment to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	84.2	66.0
Impairment of goodwill, long-lived, and other assets	114.3	7.4
Benefit from deferred income taxes	(10.4)	(3.1)
Bad debt expense	0.8	1.8
Equity in net income of unconsolidated affiliate, net of distributions	3.2	8.4
Net gain on sale of assets	(4.7)	(0.7)
Stock-based compensation	13.9	11.0
Unrealized gain on equity securities	(16.0)	-
Changes in assets and liabilities, net of impact of acquisitions:
Receivables	(16.3)	34.1
Inventories	47.2	(16.7)
Accounts payable	(17.4)	15.8
Accrued compensation and employee benefits	5.4	(9.8)
Other operating items, net	9.9	(3.2)
Net cash provided by operating activities	201.2	230.3

Investing activities:
Investment in property, plant and equipment	(121.2)	(130.4)
Acquisitions, net of cash acquired	(2.9)	-
Proceeds from sale of assets, net of selling costs	16.6	1.3
Purchases of equity securities	(106.2)	-
Other investing activities	0.3	-
Net cash used in investing activities	(213.4)	(129.1)

Financing activities:
Proceeds from (repayments of) short-term borrowings, net	25.0	15.0
Proceeds from revolving credit facility borrowings - swing loans	1,622.0	508.7
Repayments of revolving credit facility borrowings - swing loans	(1,610.8)	(522.5)
Proceeds from long-term debt, net of issuance costs	38.1	2.3
Principal payments on long-term debt	(22.4)	-
Payments of tax withholdings, net of proceeds from issuance of common shares	(5.9)	(3.1)
Payments to noncontrolling interests	(6.0)	(17.0)
Dividends paid	(32.6)	(31.9)
Payments of debt issuance costs	(4.4)	-
Net cash provided by (used in) financing activities	3.0	(48.5)

Effects of exchange rate changes on cash, cash equivalents, and restricted cash	0.9	-
Increase (decrease) in cash, cash equivalents and restricted cash	(8.3)	52.7
Cash, cash equivalents, and restricted cash at beginning of period	92.9	40.2
Cash, cash equivalents, and restricted cash at end of period	$84.6	$92.9

WORTHINGTON STEEL, INC.
NON-GAAP FINANCIAL MEASURES / SUPPLEMENTAL DATA
(In millions, except volume and per share amounts)

The Company reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP”). The Company also presents certain non-GAAP financial measures including (a) adjusted operating income, (b) adjusted earnings before income taxes, (c) adjusted income tax expense, (d) adjusted net earnings attributable to controlling interest, (e) adjusted net earnings per diluted share attributable to controlling interest, (f) net earnings (loss) before interest and taxes attributable to controlling interest (“EBIT”), (g) adjusted net earnings before interest and taxes attributable to controlling interest (“adjusted EBIT”), (h) net earnings (loss) before interest, taxes, depreciation and amortization attributable to controlling interest (“EBITDA”), (i) adjusted net earnings before interest, taxes, depreciation and amortization attributable to controlling interest (“adjusted EBITDA”), (j) free cash flow, and (k) total debt less cash and cash equivalents (“net debt”).

These non-GAAP financial measures typically exclude impairment and restructuring charges (gains) but may also exclude other items that management believes are not reflective of, and thus should not be included when evaluating the performance of, the Company’s ongoing operations. Management uses these non-GAAP financial measures, together with the most directly comparable GAAP financial measures, to evaluate the Company’s performance, engage in financial and operational planning, and determine incentive compensation and believes these non-GAAP financial measures provide useful information to investors because they provide additional perspective on the performance of the Company’s ongoing operations. Additionally, management believes these non-GAAP financial measures provide useful information to investors because they allow for meaningful comparisons and analysis of trends in the Company’s business and enable investors to evaluate operations and future prospects in the same manner as management. These non-GAAP financial measures are not intended to represent, and should not be considered as, an alternative to GAAP financial measures. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of the Company’s results as reported under GAAP. These measures may exclude items that are significant to understanding the Company’s financial results and condition, and other companies may define or calculate similarly titled non-GAAP financial measures differently. Accordingly, the non-GAAP financial measures presented should be considered in conjunction with, and not as a replacement for, the comparable GAAP financial measures.

For the purposes of the subsequent tables, the non-GAAP measures have been adjusted for the items identified below:

•
Impairment of goodwill, long-lived, and other assets – impairments of assets are excluded to facilitate period-to-period comparability of the Company’s operating performance, are inherently unpredictable in timing and amount, and are non-cash, so their exclusion facilitates the comparison of historical, current and forecasted financial results. For the periods presented in the subsequent tables, impairment of goodwill and long-lived assets primarily relates to the following:
o
Pre-tax long-lived asset impairment charges of $58.4 million were recorded during the fourth quarter of fiscal 2026 related to certain asset groups within the Electrical Steel reporting unit whose carrying amounts exceeded their estimated fair values.
o
Pre-tax goodwill impairment of $53.8 million was recorded during the fourth quarter of fiscal 2026 within the Electrical Steel reporting unit resulting from changes in expected demand and future cash flows in certain electrical steel end markets.
o
Pre-tax impairment charge of $1.5 million was recorded during the third quarter of fiscal 2026 related to certain internal-use software assets at Tempel Canada determined to have no value.
o
Pre-tax impairment charge of $0.6 million was recorded during the second quarter of fiscal 2026 related to certain machinery at the Company’s manufacturing facility in Taylor, Michigan.
o
Pre-tax impairment charges of $7.4 million were recorded during the third quarter of fiscal 2025 in connection with a research and development intangible asset and consolidation of WSCP’s toll processing manufacturing facility in Cleveland, Ohio.
•
Restructuring – restructuring activities consist of items associated with the Company’s cost-optimization activities, such as divestitures, closing or consolidating facilities, employee severance (including rationalizing headcount or other significant changes in personnel), and realignment of existing operations (including changes to management structure in response to underlying performance and/or changing market conditions). These restructuring activities are excluded to facilitate period-to-period comparability of the Company’s operating performance.
•
Kloeckner purchase derivative – consists of the change in the fair value of an economic (non-designated) cash flow derivative that was entered into to hedge a portion of the expected purchase price of the outstanding shares of Kloeckner in connection with the Kloeckner Acquisition. The change in the fair value is recorded in miscellaneous income (expense), net, and it is excluded from adjusted results to facilitate period-to-period comparability of the Company’s operating performance as it reflects non-operational activity.
•
Kloeckner acquisition-related expenses – consists of the acquisition-related costs incurred in connection with the Kloeckner Acquisition, consisting primarily of advisory, legal, accounting, valuation and other professional fees, as well as certain integration expenses, and are expensed to SG&A, as incurred, in accordance with GAAP. Exclusion of these costs is appropriate because they are directly attributable to a specific strategic transaction that management expects to be transformative to the Company’s portfolio, scale and long-term operating profile and are not reflective of the Company’s ongoing operating performance for the periods presented. Exclusion facilitates period-over-period comparisons, and to assess performance excluding the impact of transaction-specific activities.
•
Kloeckner securities investment income, net – reflects the impact associated with the Company’s investment in Kloeckner equity securities, consisting of mark-to-market gains, dividend income, and other costs, recorded in miscellaneous income (expense), net. Management excludes these items from adjusted results to improve comparability of the Company’s operating performance across periods.
•
Bridge nonrevolving loan commitment costs – consists of fees and costs associated with temporary financing arrangements entered into in connection with the Kloeckner Acquisition, including bridge financing commitment fees, related lender fees, and other financing costs. These costs primarily include amounts initially deferred and subsequently recognized in interest expense, net, when the related bridge financing was no longer applicable. Management excludes these items from adjusted results to improve comparability of the Company’s operating performance across periods.
•
Pension adjustments – pension-related impacts associated with discrete events impacting the Company’s pension plans, including a $1.4 million gain recognized in the fourth quarter of fiscal 2026, primarily associated with a pension curtailment resulting from headcount reductions. The fiscal 2025 gain related to a settlement resulting from a pension lift-out transaction to transfer a portion of the total projected benefit obligation of the pension plan to a third-party insurance company, which resulted in pre-tax non-cash gains reported in miscellaneous income (expense), net. The exclusion from adjusted results facilitates period-to-period comparability of the Company’s operating performance as these gains reflect discrete pension-related events.
•
Sitem Group acquisition completion bonus payment – consists of the one-time bonus payment paid to key individuals upon the successful acquisition closing of Sitem Group. The acquisition completion bonus payment was included within SG&A expense.
•
Gain on Sitem Group purchase derivative – consists of the mark-to-market gain on the economic (non-designated) foreign currency exchange contract entered into related to the purchase price for Sitem Group, which resulted in a pre-tax gain in miscellaneous income, net, and is excluded as it is not part of the Company’s ongoing operations.
•
Deferred tax asset adjustment – Tempel’s electrical steel facility in Nagold, Germany was included as part of the purchase consideration for the Sitem Group acquisition. The contribution resulted in the future disallowance of deferred tax assets located within certain foreign tax jurisdictions and resulted in the write-off of the deferred tax assets as well as the recognition of incremental income tax expense. As this impacts income tax, the adjustment does not impact EBIT, EBITDA, adjusted EBIT, or adjusted EBITDA.
•
Tax indemnification adjustment – tax indemnification adjustments reported in income tax expense and miscellaneous income, net, related to an indemnification agreement with the former owners of Tempel. These adjustments are the result of a first quarter fiscal 2025 favorable tax ruling and a fourth quarter fiscal 2025 interest charge true-up. The indemnification agreement, which was entered into with the former Tempel owners at the time the Company acquired Tempel, provides protection to the Company from rulings by tax authorities through the acquisition date.
•
Gain on land sale – sale of unused land on the campus of the Tempel subsidiary in China, which resulted in a pre-tax gain in miscellaneous income (expense), net, is excluded from adjusted results to facilitate period-to-period comparability of the Company’s operating performance as it reflects the non-operational disposition of real property.
•
Other loss, net – consists of the following items reported in miscellaneous income (expense), net, which are excluded from adjusted results to facilitate period-to-period comparability of the Company’s operating performance:
o
Net insured loss incurred for damage as a result of a small, quickly contained fire at Tempel Canada. The Company recognized a $0.5 million pre-tax loss equal to the amount of the insurance deductible.
o
Environmental reserve settlement gain of $0.2 million pre-tax recognized by Tempel Canada as the result of a prior indemnification from the former owners of the Canadian facility.

The following provides a reconciliation to the non-GAAP financial measures adjusted operating income, adjusted earnings before income taxes, adjusted income tax expense, adjusted net earnings attributable to controlling interest and adjusted net earnings per diluted share attributable to controlling interest from the most comparable GAAP measures for the three- and 12-month periods ended May 31, 2026, and May 31, 2025.

	Three Months Ended May 31, 2026
	Operating Income (Loss)	Earnings (Loss) Before Income Taxes	Income Tax Expense (Benefit)	Net Earnings (Loss) Attributable to Controlling Interest(1)	Net Earnings (Loss) per Diluted Share Attributable to Controlling Interest
GAAP	$(74.5)	$(84.9)	$(1.1)	$(57.5)	$(1.15)
Impairment of goodwill, long-lived, and other assets	112.2	112.2	8.4	74.7	1.47
Kloeckner purchase derivative	-	11.5	2.8	8.7	0.17
Kloeckner acquisition-related expenses	15.5	15.5	3.7	11.8	0.23
Kloeckner securities investment income, net	-	(17.2)	(5.0)	(12.2)	(0.24)
Bridge nonrevolving loan commitment costs	-	17.8	4.3	13.5	0.26
Pension adjustments	-	(1.4)	-	(0.7)	(0.01)
Impact of dilutive shares(2)	-	-	-	-	0.02
Non-GAAP	$53.2	$53.5	$13.1	$38.3	$0.75

	Three Months Ended May 31, 2025
	Operating Income	Earnings Before Income Taxes	Income Tax Expense	Net Earnings Attributable to Controlling Interest(1)	Net Earnings per Diluted Share Attributable to Controlling Interest
GAAP	$66.4	$75.1	$16.2	$55.7	$1.10
Restructuring and other expense, net	1.7	1.7	0.3	0.7	0.01
Tax indemnification adjustment	-	0.2	0.2	-	-
Gain on Sitem Group purchase derivative	-	(4.0)	(1.0)	(3.0)	(0.06)
Non-GAAP	$68.1	$73.0	$15.7	$53.4	$1.05

	Twelve Months Ended May 31, 2026
	Operating Income (Loss)	Earnings Before Income Taxes	Income Tax Expense	Net Earnings Attributable to Controlling Interest(1)	Net Earnings per Diluted Share Attributable to Controlling Interest
GAAP	$(1.4)	$7.1	$20.0	$8.5	$0.17
Impairment of goodwill, long-lived, and other assets	114.3	114.3	8.9	76.3	1.50
Restructuring and other (income), net	(7.0)	(7.0)	(1.1)	(3.3)	(0.07)
Kloeckner purchase derivative	-	2.4	0.6	1.8	0.04
Kloeckner acquisition-related expenses	35.8	35.8	8.6	27.2	0.54
Kloeckner securities investment income, net	-	(17.4)	(5.1)	(12.3)	(0.24)
Bridge nonrevolving loan commitment costs	-	17.8	4.3	13.5	0.26
Pension adjustments	-	(1.4)	-	(0.7)	(0.01)
Sitem Group acquisition completion bonus payment	4.6	4.6	1.3	1.7	0.03
Deferred tax asset adjustment	-	-	(0.8)	0.8	0.02
Other loss, net	-	0.3	0.1	0.2	-
Non-GAAP	$146.3	$156.5	$36.8	$113.7	$2.24

	Twelve Months Ended May 31, 2025
	Operating Income	Earnings Before Income Taxes	Income Tax Expense	Net Earnings Attributable to Controlling Interest(1)	Net Earnings per Diluted Share Attributable to Controlling Interest
GAAP	$147.0	$148.1	$28.8	$110.7	$2.19
Impairment of goodwill, long-lived, and other assets	7.4	7.4	1.2	3.4	0.07
Restructuring and other expense, net	2.6	2.6	0.4	1.1	0.02
Tax indemnification adjustment	-	4.6	4.6	-	-
Pension adjustments	-	(2.7)	(0.7)	(2.0)	(0.04)
Gain on land sale	-	(1.5)	(0.4)	(1.1)	(0.02)
Gain on Sitem Group purchase derivative	-	(4.0)	(1.0)	(3.0)	(0.06)
Non-GAAP	$157.0	$154.5	$32.9	$109.1	$2.16

(1)
Excludes the impact of the noncontrolling interest.
(2)
For the fourth quarter of fiscal 2026, net loss per diluted share attributable to controlling interest was based on weighted average diluted shares outstanding of 49.9 million, which excluded non-qualified stock options and restricted common share awards, as the effect would be anti-dilutive. The calculation of adjusted net earnings per diluted share attributable to controlling interest (Non-GAAP) was based on weighted average diluted shares outstanding of 50.9 million, as non-qualified stock options and restricted common share awards are dilutive for adjusted net earnings per diluted share attributable to controlling interest (Non-GAAP).

To further assist in the analysis of results for the periods presented, the following volume and net sales information for the three- and 12-month periods ended May 31, 2026, and May 31, 2025, has been provided along with a reconciliation of the non-GAAP financial measures, EBIT, adjusted EBIT and adjusted EBITDA to the most comparable GAAP measure, which is net earnings attributable to controlling interest. Net earnings margin is calculated by dividing net earnings attributable to controlling interest by net sales. Adjusted EBIT margin is calculated by dividing adjusted EBIT by net sales. Adjusted EBITDA margin is calculated by dividing adjusted EBITDA by net sales.

	Three Months Ended
	May 31,
(In millions, except volume)	2026	2025
Volume (tons)	938,589	982,180
Net sales	$929.2	$832.9

Net earnings (loss) attributable to controlling interest	$(57.5)	$55.7
Interest expense, net	20.7	1.0
Income tax expense (benefit)	(1.1)	16.2
EBIT	(37.9)	72.9
Impairment of goodwill, long-lived, and other assets(1)	83.1	-
Restructuring and other (income) expense, net(2)	-	1.0
Kloeckner purchase derivative	11.5	-
Kloeckner acquisition-related expenses	15.5	-
Kloeckner securities investment income, net	(17.2)	-
Pension adjustments(3)	(0.7)	-
Gain on Sitem Group purchase derivative	-	(4.0)
Tax indemnification adjustment	-	0.2
Adjusted EBIT	54.3	70.1
Depreciation and amortization	20.6	16.9
Adjusted EBITDA	$74.9	$87.0

Net earnings margin	-6.2%	6.7%
Adjusted EBIT margin	5.8%	8.4%
Adjusted EBITDA margin	8.1%	10.4%

	Twelve Months Ended
	May 31,
(In millions, except volume)	2026	2025
Volume (tons)	3,586,817	3,793,752
Net sales	$3,443.8	$3,093.3

Net earnings attributable to controlling interest	$8.5	$110.7
Interest expense, net	28.4	7.1
Income tax expense	20.0	28.8
EBIT	56.9	146.6
Impairment of goodwill, long-lived, and other assets(4)	85.2	4.6
Restructuring and other (income) expense, net(5)	(4.4)	1.5
Kloeckner purchase derivative	2.4	-
Kloeckner acquisition-related expenses	35.8	-
Kloeckner securities investment income, net	(17.4)	-
Pension adjustments(3)	(0.7)	(2.7)
Sitem Group acquisition completion bonus payment(6)	3.0	-
Gain on Sitem Group purchase derivative	-	(4.0)
Tax indemnification adjustment	-	4.6
Gain on land sale	-	(1.5)
Other loss, net	0.3	-
Adjusted EBIT	161.1	149.1
Depreciation and amortization	84.2	66.0
Adjusted EBITDA	$245.3	$215.1

Net earnings margin	0.2%	3.6%
Adjusted EBIT margin	4.7%	4.8%
Adjusted EBITDA margin	7.1%	7.0%

(1)
Excludes the noncontrolling interest portion of impairment of goodwill, long-lived, and other assets of $29.1 million in the fiscal 2026 period.
(2)
Excludes the noncontrolling interest portion of restructuring and other (income) expense, net of $0.7 million in the fiscal 2025 period.
(3)
Excludes the noncontrolling interest portion of the pension adjustments of $(0.7) million in the fiscal 2026 period.
(4)
Excludes the noncontrolling interest portion of impairment of goodwill, long-lived, and other assets of $29.1 million and $2.8 million in the fiscal 2026 and fiscal 2025 periods, respectively.
(5)
Excludes the noncontrolling interest portion of restructuring and other (income) expense, net of $(2.6) million and $1.1 million in the fiscal 2026 and fiscal 2025 periods, respectively.
(6)
Excludes the noncontrolling interest portion of the acquisition completion bonus payment of $1.6 million in the fiscal 2026 period.

The table below provides a reconciliation from net earnings (loss) attributable to controlling interest (the most comparable GAAP financial measure) to the non-GAAP financial measures, EBITDA and adjusted EBITDA, for each of the past five fiscal quarters, the 12 months ended May 31, 2026, and the 12 months ended February 28, 2026.

	Fourth	Third	Second	First	Fourth
	Quarter	Quarter	Quarter	Quarter	Quarter
	2026	2026	2026	2026	2025
Net earnings (loss) attributable to controlling interest	$(57.5)	$10.4	$18.8	$36.8	$55.7
Interest expense, net	20.7	2.1	2.7	2.9	1.0
Income tax expense (benefit)	(1.1)	3.5	4.2	13.4	16.2
Depreciation and amortization	20.6	21.6	21.7	20.3	16.9
EBITDA	(17.3)	37.6	47.4	73.4	89.8
Impairment of goodwill, long-lived, and other assets(1)	83.1	1.5	0.6	-	-
Restructuring and other (income) expense, net(2)	-	(3.8)	-	(0.6)	1.0
Kloeckner purchase derivative	11.5	(9.1)	-	-	-
Kloeckner acquisition-related expenses	15.5	15.4	4.9	-	-
Kloeckner securities investment income, net	(17.2)	(0.2)	-	-	-
Pension adjustments(3)	(0.7)	-	-	-	-
Sitem Group acquisition completion bonus payment(4)	-	-	-	3.0	-
Gain on Sitem Group purchase derivative	-	-	-	-	(4.0)
Tax indemnification adjustment	-	-	-	-	0.2
Other loss, net	-	-	0.3	-	-
Adjusted EBITDA	$74.9	$41.4	$53.2	$75.8	$87.0

Trailing 12 months adjusted EBITDA	$245.3	$257.4

(1)
Excludes the noncontrolling interest portion of impairment of goodwill, long-lived, and other assets of $29.1 million in the fourth quarter of fiscal 2026.
(2)
Excludes the noncontrolling interest portion of restructuring and other (income) expense, net of $(2.2) million, $(0.4) million, and $0.7 million in the third quarter of fiscal 2026, first quarter of fiscal 2026, and fourth quarter of fiscal 2025, respectively.
(3)
Excludes the noncontrolling interest portion of the pension adjustments of $(0.7) million in the fourth quarter of fiscal 2026.
(4)
Excludes the noncontrolling interest portion of the acquisition completion bonus payment of $1.6 million in the first quarter of fiscal 2026.

The following provides a reconciliation of net cash provided by operating activities (the most comparable GAAP financial measure) to free cash flow for each of the past five fiscal quarters and the 12 months ended May 31, 2026. Free cash flow is a non-GAAP financial measure that management believes measures the Company’s ability to generate cash beyond what is required for its business operations and capital expenditures.

	Fourth	Third	Second	First	Fourth
	Quarter	Quarter	Quarter	Quarter	Quarter
	2026	2026	2026	2026	2025
Net cash provided by (used in) operating activities	$44.9	$63.3	$99.3	$(6.3)	$53.9
Investment in property, plant and equipment	(37.1)	(30.0)	(24.7)	(29.4)	(45.5)
Free cash flow	$7.8	$33.3	$74.6	$(35.7)	$8.4

Trailing 12 months free cash flow	$80.0

The following provides a reconciliation of total debt (the most comparable GAAP financial measure) to the non-GAAP financial measure net debt. Net debt is calculated by subtracting cash and cash equivalents from total debt (defined as the aggregate of short-term borrowings, current maturities of long-term debt, and long-term debt). The calculation of net debt as of May 31, 2026, is outlined below.

May 31,
2026
Short-term borrowings	$185.4
Current maturities of long-term debt	27.0
Long-term debt	44.4
Total debt	$256.8
Less: cash and cash equivalents	(84.6)
Net debt	$172.2

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